Exhibit 10.15

January 15, 2018

Deborah Tower

[...***...]

Re:    Employment Terms

Dear Deborah:

RENEO PHARMACEUTICALS, INC. (the “Company”) is pleased to offer you the position of Senior Director, Finance & Administration on the following terms.

You will be responsible for the duties that are normally associated with the position of Senior Director, Finance & Administration and will report to the Chief Operating Officer of the Company. You will work at the Company’s corporate offices in San Diego. The Company may change your position, duties, and work location from time to time in its discretion.

Your base salary will be $180,000 on an annualized basis, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. You will be eligible for an annual discretionary bonus, with a target amount of such bonus of twenty percent (20%) of your then current Base Salary (the “Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of such Annual Bonus, will be determined in the good faith discretion of the Company’s Board of Directors (the “Board”), based upon the Company’s and your achievement of objectives and milestones to be determined on an annual basis by the Board. No Annual Bonus is guaranteed and, in addition to the other conditions for earning such compensation, you must remain an employee in good standing for the Company on the scheduled Annual Bonus payment date in order to be eligible for any Annual Bonus.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion.

Subject to approval by the Company’s Board, the Company anticipates granting you an option to purchase 105,074 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”) and your grant agreement, and will include a four year vesting schedule, under which 25% of your Option will vest 12 months after the vesting commencement date, and 1/48th of the total shares will vest at the end of each month thereafter], until either the Option is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential

Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by January 17, 2018, if you wish to accept employment at the Company under the terms described above. If you accept our offer, your starting date will be January 1, 2018.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Wendy Johnson
Wendy Johnson, Chief Operating Officer

Understood and Accepted:

/s/ Deborah Tower	1/16/18
Deborah Tower	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement

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